CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" and "Experts" and to the use of our report dated June 23, 2006 on the consolidated financial statements of Aquamatrix, Inc., included in the Registration Statement Form SB-2 and related Prospectus of Aquamatrix, Inc. for the registration of 378,737 shares of its common stock, 7,452,727 shares of common stock issuable upon the conversion of outstanding convertible debt, 3,718,959 shares of common stock issuable upon the exercise of outstanding warrants exercise of warrants, and 8,378,764 shares representing 75% of the sum of the number of shares of common stock issuable upon conversion of convertible debt and the number of shares of common stock issuable upon exercise of the warrants.


                                             /s/ Rothstein, Kass & Company, P.C.


Roseland, New Jersey

May 1, 2007